As filed with the Securities and Exchange Commission on September 19, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BACTERIN INTERNATIONAL HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-5313323
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

664 Cruiser Lane

Belgrade, Montana 59714

(Address of Principal Executive Offices, Including Zip Code)

Bacterin International Equity Incentive Plan

(Full title of the plans)

John Gandolfo

Chief Financial Officer

Bacterin International Holdings, Inc.

664 Cruiser Lane

Belgrade, Montana 59714

(Name and address of agent for service)

(406) 388-0480

(Telephone number, including area code, of agent for service)

Copies to:

Jill Gilpin

VP & Legal Counsel

Bacterin International Holdings, Inc.

664 Cruiser Lane

Belgrade, Montana 59714

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company.)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered(1)		Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee
Common Stock, par value $0.000001 per share	2,000,000	(2)	$0.60	(3)	$1,200,000	(3)	$163.68

(1)	Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (the “Registration Statement”) also covers an indeterminate number of additional shares of the common stock of Bacterin International Holdings, Inc. (the “Company”), par value $0.000001 (the “Common Stock”), that may be offered or issued by reason of certain corporate transactions or events, including any stock dividend, stock split or any other similar transaction effected which results in an increase in the number of shares of Common Stock.

(2)	Represents shares of Common Stock issuable upon the exercise of the stock options granted to Daniel Goldberger pursuant to a Non-Plan Inducement Stock Option Grant dated August 14, 2013 (the “Inducement Grant”).

(3)	Calculated pursuant to Rule 457(h) under the Securities Act, solely for purposes of calculating the registration fee, based on the exercise price of the Inducement Grant.

EXPLANATORY NOTE

This registration statement is being filed to register 2,000,000 shares of Common Stock issuable pursuant to the Inducement Grant, which was approved by the Compensation Committee of our Board of Directors outside of our Amended and Restated Equity Incentive Plan to induce our President and Chief Executive Officer, Daniel Goldberger, to enter into employment with the Company pursuant to Section 711(a) of the NYSE MKT Company Guide.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission are incorporated herein by reference:

1.	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 (the “Annual Report”), filed with the Commission on March 27, 2013.

2.	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Annual Report.

3.	The description of the Company’s common stock contained in the Registration Statement on Form 8-A filed with the Commission on November 5, 2010, as amended by Form 8-A/A, filed on March 4, 2011 pursuant to Section 12 of the Exchange Act.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all shares of Common Stock offered hereby have been sold or which deregisters all shares of Common Stock then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

 Section 145 of the Delaware General Corporation Law, or DGCL, permits, in general, a Delaware corporation to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation) by reason of the fact that he or she is or was a director or officer of the corporation, or served another entity in any capacity at the request of the corporation, against liability incurred in connection with such proceeding, including the estimated expenses of litigating the proceeding to conclusion and the expenses actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, in criminal actions or proceedings, additionally had no reasonable cause to believe that his or her conduct was unlawful. Section 145(e) of the DGCL permits the corporation to pay such costs or expenses in advance of a final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if he or she is ultimately found not to be entitled to indemnification under the DGCL. Section 145(f) of the DGCL provides that the indemnification and advancement of expense provisions contained in the DGCL shall not be deemed exclusive of any rights to which a director or officer seeking indemnification or advancement of expenses may be entitled.

Our bylaws require us to indemnify our directors and officers to the fullest extent permitted by law and our certificate of incorporation provides that no director of the company will be personally liable to the company or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the company or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for the improper declaration of dividends or redemption of shares of capital stock in violation of Delaware law, or (iv) for any transaction from which the director derived an improper personal benefit. We have also entered into indemnification agreements with our directors and officers containing provisions which are in some respects broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements may require us, among other things, to indemnify our directors and officers against liabilities that may arise by reason of their status or service as directors or officers and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

The above discussion of our certificate of incorporation, bylaws, indemnification agreements and Section 145 of the DGCL is only a summary and is qualified in its entirety by the full text of each of the foregoing.

 We have been advised that it is the position of the SEC that insofar as the foregoing provisions may be invoked to disclaim liability for damages arising under the Securities Act of 1933, as amended, that such provisions are against public policy as expressed in the Securities Act and are therefore unenforceable.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits listed under the caption “Exhibits Index” of this Registration Statement are incorporated by reference herein.

Item 9. Undertakings.

a.      The undersigned Company hereby undertakes:

1.	To file, during any period in which offers or sales are being made pursuant to this Registration Statement, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which is registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b.	The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described under “Item 6—Indemnification of Directors and Officers”, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Belgrade, State of Montana, on this 18th day of September, 2013.

BACTERININTERNATIONAL HOLDINGS, INC.

By:	/s/ John Gandolfo
Name: John Gandolfo
Title: Chief Financial Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of the Company, hereby severally constitute and appoint John Gandolfo and Jill Gilpin, and each of them individually, our true and lawful attorneys-in-fact with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-8 filed herewith and any and all subsequent amendments to said Registration Statement, and generally to do all such things in our names and behalf in our capacities as officers and directors to enable the Company to comply with all requirements of the Commission, hereby ratifying and confirming our signatures as they may be signed by said attorneys-in-fact, or any of them, to said Registration Statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on September 18, 2013:

Signature	Title

/s/ Daniel Goldberger	Chief Executive Officer, President and Director (Principal Executive Officer)
Daniel Goldberger

/s/ John Gandolfo	Chief Financial Officer and Chief Accounting Officer (Principal Financial and Accounting Officer)
John Gandolfo

/s/ Kent Swanson	Chairman of the Board of Directors
Kent Swanson

/s/ Mitchell Godfrey	Director
Mitchell Godfrey

/s/ Michael Lopach	Director
Michael Lopach

/s/ Jon Wickwire	Director
Jon Wickwire

/s/ John Deedrick	Director
John Deedrick

EXHIBIT INDEX

Exhibit Number	Description

4.1	Form of Common Stock Certificate*

5.1	Opinion of Counsel*

10.1	Daniel Goldberger Non-Plan Inducement Stock Option Grant dated August 14, 2013*

23.1	Consent of EKS&H LLLP*

23.2	Consent of Counsel (included in Exhibit 5.1)

24.1	Power of Attorney (included in the signature pages of this Registration Statement)

_________________

* Filed herewith